EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2013

Calabasas Hills, CA — February 12, 2014 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the fourth quarter of fiscal 2013, which ended on December 31, 2013.

Total revenues were $475.1 million in the fourth quarter of fiscal 2013 as compared to $464.7 million in the prior year fourth quarter.  Net income and diluted net income per share were $33.0 million and $0.62, respectively, in the fourth quarter of fiscal 2013.

The Company recorded a net pre-tax credit during the fourth quarter of fiscal 2013 primarily related to the relocation of two The Cheesecake Factory restaurants.  The amount of this credit was $3.8 million, which increased diluted net income per share by approximately $0.04.  Excluding this item, net income was $30.7 million and diluted net income per share was $0.57.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 0.9% in the fourth quarter of fiscal 2013, but were negatively impacted by approximately 0.7% due to severe winter storms.  Excluding this weather impact, comparable restaurant sales increased 1.6%.

By concept, comparable restaurant sales grew 1.1% at The Cheesecake Factory and declined 1.1% at Grand Lux Cafe.

“Our comparable sales in the fourth quarter were again competitively strong relative to the industry.  Underlying business trends at The Cheesecake Factory remain consistent—with particular strength in California, our largest market—as we continue to steadily increase our market share,” said David Overton, Chairman and Chief Executive Officer.  “We ended 2013 with a positive tone. Sales at our newer restaurants are performing well ahead of our company average and we successfully completed three restaurant relocations during the year.  Our strategy of selecting premier sites for our restaurants continues to produce dependable results.”

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“We are honored to be named to Fortune magazine’s “100 Best Companies to Work For” list, which marks a great start to 2014.  We believe this recognition will help us to further attract and retain the best talent in the restaurant business, positioning us for success today and into the future.  Overall, we expect 2014 to be another year of growth, both domestically and internationally, with expectations for a fifth straight year of higher comparable sales and continuing to deliver earnings per share growth,” continued Overton.

Development

The Company opened three new restaurants and relocated three restaurants in the fourth quarter of fiscal 2013, delivering on its objective to open nine Company-owned restaurants during fiscal 2013.

Internationally, one new The Cheesecake Factory restaurant opened in Jeddah, Kingdom of Saudi Arabia in the fourth quarter of fiscal 2013 under a licensing agreement.

In fiscal 2014, the Company continues to expect to open as many as 10 to 12 Company-owned restaurants.  Internationally, the Company expects as many as three to five restaurants to open in the Middle East and Mexico under licensing agreements.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share on the Company’s common stock.  The dividend is payable on March 11, 2014 to shareholders of record at the close of business on February 26, 2014.

During the fourth quarter of fiscal 2013, the Company repurchased 1.0 million shares of its common stock at a cost of $48.1 million.  For the full year of fiscal 2013, the Company repurchased 4.5 million shares of its common stock at a cost of $183.7 million.  Including dividends, the Company returned $210.9 million in cash to shareholders in fiscal 2013.

For fiscal 2014, the Company expects that it will return substantially all of its free cash flow to shareholders in the form of dividends and share repurchases.

“We continue to allocate capital effectively by investing in new restaurant development, maintaining our existing restaurants, and returning excess cash to shareholders.  We are achieving our capital objectives and increasing total shareholder returns at the same time,” concluded Overton.

Financial Reporting Dates for Fiscal 2014

The Company plans to announce quarterly financial results and hold conference calls to discuss its results for the first three quarters of fiscal 2014 as outlined below.  The earnings press releases will be issued at approximately 1:15 p.m. Pacific Time and the conference calls will follow at 2:00 p.m. Pacific Time on the same day.  Dates and times could be subject to change.

Quarter Ending	Earnings Release and Conference Call Dates
April 1, 2014	April 23, 2014
July 1, 2014	July 23, 2014
September 30, 2014	October 22, 2014

Conference Call and Webcast

A conference call to review the Company’s results for the fourth quarter of fiscal 2013 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through March 12, 2014.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 181 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 169 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, four The Cheesecake Factory® restaurants operate under a licensing agreement.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  In 2014, the Company was named to Fortune magazine’s “100 Best Companies to Work For” list. To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to continue to outperform the casual dining industry; the Company’s ability to deliver consistent results; the Company’s ability to perform well in its larger markets; the Company’s ability to sustain strong performance at its newer restaurants; the Company’s ability to identify premier sites for its restaurants; the Company’s ability to attract and retain employees; the Company’s ability to expand its concepts domestically and internationally, deliver higher comparable sales and earnings per share growth; the Company’s ability to continue to generate high levels of cash flow; the Company’s ability to utilize its capital effectively and increase shareholder value through dividends and share repurchases; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	December 31, 2013		January 1, 2013		December 31, 2013		January 1, 2013
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$475,075	100.0%	$464,695	100.0%	$1,877,910	100.0%	$1,809,017	100.0%
Costs and expenses:
Cost of sales	116,015	24.4%	119,916	25.8%	455,685	24.2%	450,153	24.9%
Labor expenses	150,014	31.6%	145,496	31.3%	603,069	32.1%	580,192	32.1%
Other operating costs and expenses	113,833	24.0%	111,101	23.9%	452,571	24.1%	439,559	24.3%
General and administrative expenses	29,323	6.2%	26,763	5.8%	114,728	6.1%	104,156	5.7%
Depreciation and amortization expenses	20,452	4.3%	18,893	4.1%	78,558	4.2%	74,433	4.1%
Impairment of assets and lease terminations	(3,807)	(0.8)%	9,536	2.0%	(561)	(0.0)%	9,536	0.5%
Preopening costs	4,879	1.0%	4,804	1.0%	12,906	0.7%	12,289	0.7%
Total costs and expenses	430,709	90.7%	436,509	93.9%	1,716,956	91.4%	1,670,318	92.3%
Income from operations	44,366	9.3%	28,186	6.1%	160,954	8.6%	138,699	7.7%
Interest and other expense, net	(1,196)	(0.2)%	(1,029)	(0.3)%	(4,504)	(0.3)%	(4,725)	(0.3)%
Income before income taxes	43,170	9.1%	27,157	5.8%	156,450	8.3%	133,974	7.4%
Income tax provision	10,170	2.2%	5,018	1.0%	42,094	2.2%	35,551	2.0%
Net income	$33,000	6.9%	$22,139	4.8%	$114,356	6.1%	$98,423	5.4%

Basic net income per share	$0.64		$0.42		$2.19		$1.85
Basic weighted average shares outstanding	51,352		52,948		52,229		53,185

Diluted net income per share	$0.62		$0.40		$2.10		$1.78
Diluted weighted average shares outstanding	53,604		55,079		54,377		55,211

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$425,556	$402,652	$1,688,036	$1,604,825
Other	49,519	62,043	189,874	204,192
	$475,075	$464,695	$1,877,910	$1,809,017

Income from operations:
The Cheesecake Factory restaurants	$66,589	$51,518	$250,230	$225,920
Other	5,652	1,367	19,985	10,857
Corporate	(27,875)	(24,699)	(109,261)	(98,078)
	$44,366	$28,186	$160,954	$138,699

Selected Consolidated Balance Sheet Information	December 31, 2013	January 1, 2013
Cash and cash equivalents	$61,751	$83,569
Total assets	1,124,114	1,092,167
Total liabilities	546,761	512,441
Stockholders’ equity	577,353	579,726

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
Supplemental Information	December 31, 2013	January 1, 2013	December 31, 2013	January 1, 2013
Comparable restaurant sales percentage change	0.9%	0.9%	1.0%	1.9%
Restaurants opened during period	6	4	9	8
Restaurants open at period-end	180	177	180	177
Restaurant operating weeks	2,315	2,271	9,156	8,957

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the fourth quarter and full year fiscal 2013 and fiscal 2012 net income and diluted net income per share excluding the impact from certain items.  Additional detail regarding the fourth quarter fiscal 2013 item can be found on the first page of this press release.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	December 31, 2013	January 1, 2013	December 31, 2013	January 1, 2013
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$33,000	$22,139	$114,356	$98,423
After-tax impact from:
- Impairment of assets and lease terminations (1)	(2,284)	5,722	(337)	5,722
- Proceeds from variable life insurance contract (2)	—	—	—	(419)
Net income (non-GAAP)	$30,716	$27,861	$114,019	$103,726

Diluted net income per share (GAAP)	$0.62	$0.40	$2.10	$1.78
After-tax impact from:
- Impairment of assets and lease terminations (1)	(0.04)	0.10	(0.01)	0.10
- Proceeds from variable life insurance contract (2)	—	—	—	(0.01)
Diluted net income per share (non-GAAP) (3)	$0.57	$0.51	$2.10	$1.88

(1)         The pre-tax amounts associated with these items were ($3,807) in the fourth quarter of fiscal 2013, and $1,097, $1,505 and $644 in the third, second and first quarters of fiscal 2013, respectively, as well as $9,536 in the fourth quarter of fiscal 2012.  These items were recorded in impairment of assets and lease terminations.

(2)         This item was non-taxable and was recorded in interest and other expense, net.

(3)         Diluted net income per share may not add due to rounding.

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